UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 16, 2013

Date of Report (Date of earliest event reported)

Ambit Biosciences Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35919	33-0909648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11080 Roselle St. San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 334-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2013, the Board of Directors of Ambit Biosciences Corporation (the “Company”) approved certain changes to the compensation and severance arrangements of the Company’s named executive officers, Michael A. Martino, the Company’s President and Chief Executive Officer, Alan Fuhrman, the Company’s Chief Financial Officer, and Athena Countouriotis, M.D., the Company’s Chief Medical Officer, as well as grants of stock options to the named executive officers. These compensation changes and stock option grants are summarized below.

Base Salary

As disclosed in the Company’s public filings, base salaries of the Company’s executive officers are reviewed annually, typically in connection with the annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Based in part on a review of executive compensation across a peer group of similar companies, the Board of Directors approved adjustments to the annual base salaries of Mr. Martino and Mr. Fuhrman, effective as of August 1, 2013, to realign their salaries with market levels. Dr. Countouriotis’ base salary was not adjusted. Taking into account the aforementioned adjustments for Mr. Martino and Mr. Fuhrman, the annual base salaries of our named executive officers are as set forth in the table below.

Name	Current Annual Base Salary		Annual Base Salary Effective as of August 1, 2013
Michael A. Martino	$400,000		$496,200
Alan Fuhrman	293,200		314,600
Athena Countouriotis, M.D.	376,000	(1)	376,000	(1)

(1)	Dr. Countouriotis’ annual base salary was not adjusted.

Termination-Based Compensation

The Board of Directors approved amendments to the existing employment arrangements of the named executive officers in order to provide consistent treatment among the named executive officers with respect to termination-based compensation and to realign the named executive officers’ termination-based compensation with market levels, based in part on a review of compensation across the peer group of similar companies referenced above.

Each named executive officer’s existing employment arrangement will be amended to provide that, in the event such individual’s employment with the Company is terminated by the Company without cause and not in connection with a change of control transaction, such individual will be entitled to receive (i) severance payments at a rate equal to his or her base salary then in effect for a period of twelve months following the termination date and (ii) payment of COBRA health insurance premiums for the lesser of (x) a period of twelve months following the termination date or (y) the period until he or she commences full-time employment with another company and becomes eligible to participate in such company’s health insurance plan. In addition, each named executive officer will receive partial accelerated vesting of stock options then held by such individual in accordance with the terms of his or her existing employment arrangement.

In the event a named executive officer’s employment with the Company is terminated by the Company or its successor without cause within three months prior to or twelve months following a change of control transaction, such individual will be entitled to receive, (i) severance payments at a rate equal to his or her base salary then in effect for a period of eighteen months following the termination date, with respect to Mr. Martino, or twelve months following the termination date, with respect to Mr. Fuhrman and Dr. Countouriotis,

(ii) one and one-half times the full amount of such individual’s target performance bonus for the year of termination, with respect to Mr. Martino, or the full amount of such individual’s target performance bonus for the year of termination, with respect to Mr. Fuhrman and Dr. Countouriotis, (iii) payment of COBRA health insurance premiums for the lesser of (x) a period of eighteen months following the termination date, with respect to Mr. Martino, or twelve months following the termination date, with respect to Mr. Fuhrman and Dr. Countouriotis, or (y) the period until he or she commences full-time employment with another company and becomes eligible to participate in such company’s health insurance plan, and (iv) full vesting acceleration of any stock options then held by such individual.

Stock Option Grants

The Board of Directors approved stock option grants to each of the named executive officers to realign each such named executive officer’s total potential equity ownership in the Company with market levels. The table below sets forth the number of shares of our common stock underlying the stock options granted to each of the named executive officers on July 16, 2013.

Name	Shares Underlying Stock Options Granted on July 16, 2013
Michael A. Martino	46,083
Alan Fuhrman	68,369
Athena Countouriotis, M.D.	76,481

The options described above were granted pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”). Each of these options has an exercise price of $11.81, the closing price of the Company’s common stock on the date of the grant. The options vest at the rate of 25% of the total number of shares subject to the option on the one year anniversary of July 16, 2013 and 1/48th of the total number of shares subject to the option each month thereafter. Vesting is subject to the applicable named executive officer’s continued services with the Company through each of the vesting dates. The foregoing is only a brief description of the material terms of the options granted to the named executive officers on July 16, 2013, does not purport to be complete and is qualified in its entirety by reference to the Plan and the form of Stock Option Agreement under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ambit Biosciences Corporation

Dated: July 22, 2013

	By:	/s/ Michael A. Martino
Michael A. Martino
President and Chief Executive Officer